GREENWAVE
TECHNOLOGY SOLUTIONS, INC

2022 Outlook

OTC: GWAV
May 16, 2022

SAFE HARBOR STATEMENT

This presentation is being provided for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to purchase any of Greenwave Technology Solutions, Inc.'s (the "Company" or "Greenwave") securities. This presentation is not intended, nor should it be distributed, for advertising purposes, nor is it intended for broadcast or publication to the general public. Any such offer of the Company's securities will only be made in compliance with applicable state and federal securities laws pursuant to a prospectus or an offering memorandum and related offering documents which will be provided to qualified prospective investors upon request.

This presentation contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words "could," "believe," "anticipate," "intend," "estimate," "expect," "may," "continue," "predict," "potential," "project" and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this presentation. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in our filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

GREENWAVE Q1 2022 EARNINGS

During the three months ended March 31, 2022, Greenwave:

- **Generated revenues of $9.92 million, an increase of 66.91%** from the revenue Empire generated during the same period in 2021;
- **Eliminated $44 million in derivative liabilities** from December 31, 2021 and now has shareholder's equity of $1.2 million
- Generated **positive cash-flows from operating activities;** and
- Started installation of a second shredder to process cars and household appliances, along with a downstream system to increase recovery yields of copper, aluminum, brass, steel, and other metals. **These systems are expected to come online in the summer of 2022 and double our processing capacity while increasing our profit margins.**

On May 4, 2022, Greenwave submitted an application to uplist to NASDAQ and believes it will meet the listing requirements of NASDAQ without any further capital raises.

EMPIRE QUARTERLY REVENUES


$10,000,000.00
$7,500,000.00
$5,000,000.00
$2,500,000.00
$0.00
Significant COVID-19 Closures
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021
Q1 2022

GREENWAVE OPERATES 11 METAL SCRAP YARDS WITH AGGRESSIVE 2022 EXPANSION PLANS



Empire Services, Inc. ("Empire"), a wholly owned subsidiary of Greenwave Technology Solutions, Inc. ("Greenwave"), **generated $27.78 million in revenue during fiscal year 2021 from the operation of 11 metal scrap facilities in the mid-Atlantic region.**

Greenwave has started installing a second shredder to process cars and household appliances and industrial metals, along with a downstream system to increase its yields of copper, aluminum, brass, and steel. **These systems are expected to come online in the summer of 2022 and double our processing capacity while increasing our profit margins.**

In October 2021, Greenwave opened its 11th location in Virginia Beach and **the Company expects to open its 12th location in Fairmont, NC during the summer of 2022.** Greenwave plans to rapidly expand its footprint of metal recycling facilities in the coming months.

EMPIRE PLANS TO ROLL-UP INDEPENDENT, PROFITABLE METAL RECYCLING CENTERS IN THE COMING MONTHS


Greenwave Metal
Recycling Facilities

METAL MARKET CONTINUES ROBUST GROWTH

We believe there will **continue to be a strong market for metals for the foreseeable future** driven by:

- Robust domestic and international demand;
- Inflationary pressures; and
- The Infrastructure Investment and Jobs Act which is expected to generate significant demand for recycled steel and other metals for the next several years.

These are the market conditions in which Empire thrives and has historically generated the highest revenues and profit margins.

COPPER PRICE (COMEX)


$5.50
$5.00
$4.50
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
1960
1970
1980
1990
2000
2010
2020

USING TECHNOLOGY TO CREATE ORGANIC GROWTH AND OPERATING EFFICIENCIES

As a technology company, Greenwave has significant experience in developing complex, cloud-based platforms. With the Empire acquisition, **we are applying our expertise and knowledge to an overlooked but highly profitable industry.**

In 2021, we implemented several technology solutions that have already increased metal volumes and operating efficiencies at Empire's facilities. These include:

- **A cloud-based ERP system** for each system to manage their inventories and operations;
- A corporate website with **metal prices for each location**; and
- **A cloud-based QuickBooks solution** to serve as a solid accounting system upon which we can scale.

By applying our technology experience to Empire's existing facilities, **we are creating organic growth** and **streamlining operations** to increase profit margins.

OUR LEADERSHIP TEAM

Danny Meeks

Chairman and Chief Executive Officer

Mr. Meeks founded Empire Services, Inc. in 2004 and has significant experience in the waste manage and disposal industry. Additionally, Mr. Meeks has served as President of DWM Properties, LLC, his real estate holding company, since 2002.

Howard Jordan

Chief Financial Officer

Previously, as Chief Financial Officer for NSC Technologies, Inc., a staffing company where he was responsible for all accounting and finance activities, Mr. Jordan helped grow its annual revenues from $20 million to approximately $100 million.



RECENT DEVELOPMENTS



There have been significant recent developments that we believe will be transformative for Greenwave shareholders:

- Generated **record revenues of $9.9 million and eliminated $44 million in derivative liabilities** during the first quarter of 2022.
- The Company is currently installing a second automotive shredder and downstream system, which are **expected to double Empire's capacity and significantly increase its profit margins.** These systems are expected to come online during summer 2022.
- **Submitted an application to uplist to NASDAQ on May 4, 2022.** The Company believes it will meet the listing requirements of NASDAQ without any further capital raises.

2022 OUTLOOK



Greenwave's management has set aggressive expansion and revenue goals for the coming year as we begin **rolling-up independent, profitable metal recycling facilities.**

We have submitted an application to uplist to NASDAQ and believe a successful listing could result in a significant increase institutional interest and liquidity in our stock.

Driven by **inflationary pressures, depleted inventories, and significant global demand** in what many consider to be a "commodities super cycle," we believe there will continue to be robust demand for recycled metals for the foreseeable future.